Exhibit 10.8

ROTECH HEALTHCARE INC.

SENIOR MANAGEMENT INCENTIVE PLAN

(2005—2007)

Section 1. Establishment of Plan. Rotech Healthcare Inc., a Delaware corporation (the “Company”), hereby establishes this Rotech Healthcare Inc. Senior Management Incentive Plan (the “Plan”). The Plan shall become effective as of January 1, 2005 (the “Effective Date”).

Section 2. Purpose of Plan. The purpose of the Plan is to benefit the shareholders of the Company by providing a multi-year incentive and reward compensation program for a limited group of the Company’s key executive senior management employees whose contributions, services and decisions are expected to have a long-term impact on the success of the Company’s business operations.

Section 3. Administration.

3.1 The Committee. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the Plan.

3.2 Meetings. The Committee shall meet at such times and places as it may determine. The Committee shall act by a vote of the majority of the members of the Committee then in office and the acts of such majority at any meeting or acts reduced to and approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.

3.3 Authority. Subject to the provisions of Section 8, the Committee shall have full and final power and authority, subject to the provisions of the Plan, to interpret the provisions of the Plan, to supervise the administration of the Plan, to promulgate rules and regulations and to take all actions in connection with or relating to the Plan as it deems necessary. Any determination or action of the Committee shall be final, conclusive and binding upon all employees participating in the Plan (each, a “Participant” and collectively, the “Participants”) and their respective heirs, executors and assigns.

Section 4. Eligibility. Those employees of the Company having the following titles shall be the Participants in the Plan—Chief Executive Officer, Chief Operating Officer, Chief Information Officer, Chief Financial Officer, Chief Sales Officer, Chief Legal Officer, Chief Purchasing Officer, Chief Contracts Officer, Chief Development Officer, Chief Clinical Officer, Chief Compliance Officer, Divisional Director of Operations, Divisional Director of Sales. The Participants as of the Effective Date are set forth in Exhibit A to the Plan. Further, any additional or substitute Participants selected to participate in the Plan at a later date shall be added to a revised Exhibit A.

Section 5. Plan Awards.

5.1 Definitions. The following terms shall have the following meanings for purposes of this Section 5:

(a) “Average Company EBITDA” shall mean the average Company EBITDA for the Company’s 2005, 2006 and 2007 fiscal years.

(b) “Average Company EBITDA Threshold” shall mean the Average Company EBITDA, expressed as a percentage, as determined by the Committee as of the Effective Date.

(c) “Change of Control” shall mean (x) a change in the ownership of the Company, (y) a change in the effective control of the Company, or (z) a change in the ownership of a substantial portion of the assets of the Company. For purposes of this Section 5.1(c):

            (i) a “change in the ownership of the Company” shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person or more than one person acting as a group, shall be considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company for purposes of clause (ii) of this Section 5.1(c)). However, notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property, shall be treated as an acquisition of stock of the Company for purposes hereof;

            (ii) a “change in the effective control of the Company” shall occur on the date on which either:

            (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

            (B) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; and

            (iii) a “change in the ownership of a substantial portion of the Company’s assets” shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or greater than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this clause (iii) of this Section 5.1(d), “gross fair market value” shall mean the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets by the Company shall not be treated as a change of ownership of such assets if the assets are transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person action as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company, or (D) an entity, as least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) of this paragraph (iii).

For purposes of this Section 5.1(c), (x) persons shall not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, and (y) persons shall be considered to be acting as a group if they are owners of stock of the Company at a time when the Company enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company.

(d) “Combined Company Revenue” shall mean the aggregate Company Revenue for the Company’s 2005, 2006 and 2007 fiscal years.

(e) “Combined Company Revenue Threshold” shall mean Combined Company Revenue of greater than the specified dollar amount determined by the Committee as of the Effective Date.

(f) “Company EBITDA” shall mean the earnings of the Company from continuing operations before interest, income taxes, depreciation and amortization, as set forth in the Company’s periodic reports filed with the Securities and Exchange Commission for the Company’s applicable fiscal year, and specifically excluding compensatory stock options—related expenses and any and all other noncash accounting charges.

(g) “Company Revenue” shall mean the net revenue of the Company, as set forth in the Company’s quarterly and/or annual financial statements for the Company’s applicable fiscal year.

(h) “Government Reimbursement” shall mean payments received directly from any government entities for the provision of healthcare products and services including, but not limited to, Medicare, State Medicaid programs (including Medicare Managed Care Plans providing services to such programs), Veterans Administration and Tricare, for the Company’s applicable fiscal year.

(i) “Participation Date” shall mean, for any Participant whose first date of participation in the Plan follows the Effective Date, such first date of participation in the Plan.

5.2 Calculation of Plan Benefit. By no later than February 15, 2008, the Committee shall determine the Combined Company Revenue and the Average Company EBITDA. Except as otherwise provided in Section 6, no Award shall be made under the Plan unless the Combined Company Revenue exceeds the Combined Company Revenue Threshold. In calculating the Combined Company Revenue and the Average Company EBITDA, the Company Revenue and Company EBITDA amounts shall periodically be increased or decreased, as applicable, by the Company’s Chief Financial Officer (the “CFO”), to reflect changes in Government Reimbursement. Upon taking such action, the CFO shall promptly notify the Participants in writing of any such applicable revision.

5.3 Determination of Three-Year Awards. If the Combined Company Revenue Threshold is met, each Participant shall, subject to the next following sentence, receive an award under the Plan (“Award”) equal to that number of fully vested shares of the Company’s Common Stock, which shares shall not be subject to any restrictions imposed by the Company, shall have been registered by the Company utilizing Form S-8 for purposes of the Securities Act of 1933, and shall have an aggregate value equal to the Participant’s annualized rate of base salary from the Company as in effect on February 15, 2008. Notwithstanding anything to the contrary contained in this Section 5 but expressly subject to the provisions of Section 6, should the (a) Average Company EBITDA Threshold not be met, each Participant’s otherwise calculated Award shall be reduced by twenty percent (20%), and (b)(i) Average Company EBITDA be less than the specified percentage determined by the Committee as of the Effective Date, or (ii) Combined Company Revenue (irrespective of changes in Government Reimbursement) be less than the specified dollar amount determined by the Committee as of the Effective Date, no Award shall be made under the Plan. In calculating the value of a share of the Company’s Common Stock for this purpose, one-third of each Award shall be respectively based on the value of a share of the Company’s Common Stock on each of January 1, 2005, 2006 and 2007, utilizing the Participant’s base salary in effect on January 1, 2008. The Committee shall determine the amount of each Participant’s Award pursuant to Section 5.2 and this Section 5.3, and shall proportionately prorate the Award of any Participant who was not participating in the Plan on the Effective Date, on the basis of such Participant’s Participation Date.

5.4 Change of Control Payment. Notwithstanding anything to the contrary contained in the Plan, upon the occurrence of a Change of Control on or prior to February 1, 2008, no Awards shall be made under the Plan, and each Participant who, subject to the exceptions contained in Section 6.2, is in the employ of the Company on any date which is within the ninety (90) day period ending on the date on which a Change of Control occurs (“Change of Control Date”), shall instead receive, concurrent with the closing of the transaction constituting the Change of Control, a lump sum cash payment equal to the amount of such Participant’s then base salary from the Company for the period commencing on the later of the Effective Date or the Participant’s Participation Date, and ending on the Change of Control Date, but calculated for such entire period on the basis of such Participant’s annualized rate of base salary from the Company as in effect immediately prior to the Change of Control Date (a “Change of Control Payment”).

    Section 6. Payments.

6.1 Continued Employment Requirement. No Participant shall receive an Award or a Change of Control Payment under the Plan unless he or she is in the employ of the Company, and has one of the titles set forth in Section 4, in each case as of the earlier of February 15, 2008, or any date which is within the ninety (90) day period ending on the Change of Control Date; provided, however, that such period shall be increased to the extent necessary for the Company to obtain all required regulatory approvals in connection with a contemplated Change of Control.

6.2 Effect of Termination.

6.2.1 Death or Disability. If a Participant dies or becomes “disabled” (i.e., becomes entitled to receive benefits under the Company’s long-term disability plan) (“Disabled”) prior to the earlier of a Change of Control Date or February 15, 2008, such Participant or his or her Beneficiary or estate, as the case may be, shall receive a lump sum cash payment equal to the amount of such Participant’s base salary from the Company for the period commencing on the later of the Effective Date or the Participant’s Participation Date, and ending on the date of the Participant’s death or the date on which the Participant becomes Disabled, as applicable. For purposes of calculating such payment, the Participant’s base salary in effect immediately prior to his or her death or becoming Disabled shall be utilized.

6.2.2 Termination for Cause. In the event the Company terminates a Participant’s employment with the Company for “Cause” prior to the earlier of a Change of Control Date or February 15, 2008, such Participant shall forfeit all of his or her entitlements under the Plan to any then unpaid Award or Change of Control Payment. For purposes of this Section 6.2.2, the term “Cause” shall mean (a) for a Participant who is a party to an employment agreement with the Company, which agreement provides for a definition of “Cause” therein, “Cause” shall have the same meaning as provided for in such employment agreement, or (b) for a Participant who is not a party to such an employment agreement with the Company, “Cause” shall mean the earliest to occur of any of the following:

(i) a Participant’s gross neglect of or willful failure to perform his or her material duties with the Company, which neglect or failure shall continue for a period of two (2) days after receipt by the Participant of written notice from the Company directing such Participant to perform his or her material duties;

(ii) a Participant’s willful engaging in conduct which is materially injurious to the Company or any subsidiary, which injury shall not have been remedied within two (2) days after receipt by the Participant of written notice from the Company of the injury caused by such conduct;

(iii) a Participant’s theft or misappropriation of funds of the Company or any subsidiary;

(iv) a Participant’s conviction of, or plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude; or

(v) a Participant’s causing the Company to violate a local, state or federal law where such violation is materially injurious to the Company.

6.2.3 Resignation without Good Reason. In the event of a Participant’s resignation of his or her employment with the Company without “Good Reason” (as defined in Section 6.2.4), in either case prior to the earlier of a Change of Control Date or February 15, 2008, the Participant shall forfeit all of his or her entitlements under the Plan to any then unpaid Award or Change of Control Payment.

6.2.4 Termination without Cause, “No Fault” Termination or Resignation with Good Reason. Notwithstanding anything to the contrary contained in Section 6.1, any Participant who is a party to an employment-related agreement with the Company, which agreement provides for severance benefits to be payable upon termination of the Participant’s employment with the Company (i) by the Company without Cause, (ii) pursuant to a “No Fault” termination by the Company or (iii) pursuant to the Participant’s resignation for “Good Reason,” and whose employment with the Company is terminated by the Company without Cause, pursuant to a “No Fault” termination by the Company or who resigns his or her employment with the Company for Good Reason, in any such case prior to the earlier of a Change of Control Date or February 15, 2008, such Participant shall receive a lump sum cash payment equal to the amount of the Participant’s base salary from the Company for the period commencing on the later of the Effective Date or the Participant’s Participation Date, and ending on the date of the Participant’s termination of employment. For purposes of calculating such payment, the Participant’s base salary in effect immediately prior to his or her termination date shall be utilized. For purposes of this Section 6.2.4, (x) a Participant shall have the right to resign for “Good Reason” solely where the circumstances of the Participant’s resignation shall meet the standards under the definition of “Good Reason” contained in the Participant’s employment-related agreement, or (y) a Participant shall be deemed to have been terminated by the Company pursuant to a “No Fault” termination solely where the circumstances of the Participant’s termination by the Company shall meet the standards for a “No Fault” termination under the Participant’s employment agreement. A participant who is not a party to such an employment-related agreement referred to above in this Section 6.2.4 shall receive no benefit hereunder upon such Participant’s termination by the Company without Cause, “No Fault Termination” or resignation for Good Reason.

6.3 Form and Timing of Payments. All Awards, except for Change of Control Payments and payments made pursuant to Sections 6.2.1 or 6.2.4, if any, shall be paid in the form of fully unencumbered vested shares of the Company’s Common Stock, which shares shall not be subject to any restrictions imposed by the Company and shall have been registered by the Company utilizing Form S-8 for purposes of the Securities Act of 1933. Subject to the requirements of this Section 6, including but not limited to the requirements of Section 6.5, (a) shares to be issued on account of Awards payable pursuant to Section 5.3 shall be issued within the earliest of (i) ten (10) days of the date on which the amounts of such Awards are determined, or (ii) ten (10) days of the date of the Participant’s termination of employment with the Company, or (iii) February 29, 2008, and (b) Change of Control Payments payable pursuant to Section 5.4 and payments made pursuant to Sections 6.2.1 or 6.2.4 shall be paid in a lump sum cash payment. Change of Control Payments shall be made concurrent with the closing of the transaction constituting the Change of Control, and payments made pursuant to Sections 6.2.1 or 6.2.4 shall be paid within ten (10) days of the date of the Participant’s death, becoming Disabled or other termination of employment with the Company, as applicable.

6.4 Withholding and Other Tax Matters. The Company shall include all Awards, or Change of Control Payments, as applicable, in determining each Participant’s compensation for services rendered and shall reflect the value of the Award or Change of Control Payment, as applicable, on such Participant’s W-2 form. The Company shall withhold all taxes from Awards or Change of Control Payments made under the Plan as required by applicable federal, state and local income tax laws.

6.5 Delay of Awards/Payments to Participants who are Key Employees. Notwithstanding anything in the Plan to the contrary, the distribution of stock or payment of cash under the Plan to a Participant who is a “key employee” (within the meaning of Section 416(i)(1) of the Internal Revenue Code of 1986, as amended) shall be deferred for a period of six (6) months and one (1) day.

Section 7. Beneficiaries. Designation of beneficiaries to receive an Award or Change of Control Payment under the Plan subsequent to the death of a Participant shall be made in writing and filed with the Committee in the form attached hereto as Exhibit B or in such other form and manner as the Committee may from time to time prescribe. Beneficiary designations may be changed by a Participant in the same manner at any time prior to death, and may thereafter be designated or changed by a surviving beneficiary eligible to receive an Award or Change of Control Payment hereunder unless a successor beneficiary to such surviving beneficiary has been designated by the Participant or prior beneficiary. If a Participant or beneficiary eligible to receive an Award or Change of Control Payment under the Plan dies without a surviving beneficiary having been designated, or with his or her estate or a trust designated as beneficiary, such Participant’s or beneficiary’s Award or Change of Control Payment, as applicable, shall be distributed to the legal representative of his or her estate, or to the trustees of any such trust, within ten (10) days of the date of his or her death.

Section 8. Amendment and Termination of Plan. The Committee, in its sole discretion, at any time, may adopt such written amendments to or modifications of the Plan as it may deem advisable; provided, however, that no such amendment or modification shall deprive any Participant of any right or benefit to which he had previously become entitled under the Plan. The Company, in its sole discretion, may terminate the Plan as of the end of any fiscal year of the Company after December 31, 2008; provided, however, that such termination shall not deprive any Participant of any right or unpaid Award or Change of Control Payment to which he or she had previously become entitled under the Plan.

Section 9. No Employment Rights Created. Nothing herein is intended or shall be interpreted to give any Participant the right to be employed, reemployed or continue to be employed by the Company.

Section 10. No Trust Created. Neither the provisions of the Plan nor any action taken by the Company or the Committee pursuant to the provisions of the Plan shall be deemed to create any trust, express or implied, or any fiduciary relationship between and among the Company, the Committee, any member of the Committee or any Participant.

Section 11. Non-Alienation of Benefits. No right, Award or Change of Control Payment under the Plan shall be subject to anticipation, transfer, sale, assignment, pledge, encumbrance, charge, levy, attachment or execution of a judgment of any kind. No right, Award or Change of Control Payment under the Plan shall in any manner be liable for or subject to the debts, contract liabilities or torts of any Participant.

Section 12. Applicable State Law. All questions pertaining to the Plan shall be determined under the laws of the State of New York.

Section 13. Effect of Employment Agreement. Notwithstanding the provisions of any employment agreement between the Company and a Participant that provide that the severance benefits payable by the Company to a Participant thereunder shall be the sole severance benefits payable by the Company thereto, the Company hereby acknowledges and agrees that any applicable benefit, award or payment payable to a Participant hereunder shall be made pursuant to the terms hereof, regardless of any such provisions in such Participant’s employment agreement with the Company.

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